Exhibit 3.3

TCW SPECIALTY LENDING LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) of TCW Specialty Lending LLC, a Delaware limited liability company (the “Company”) is entered into this 12th day of August, 2025 by TCW Direct Lending VIII LLC, a Delaware limited liability company, as managing member (the “Managing Member”). The Managing Member and any other members admitted from time to time in accordance with the terms hereof are collectively referred to herein as “Members” and each is individually referred to herein as a “Member”.

WITNESSETH:

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-201, et seq.) (as amended from time to time, the “Act”) pursuant to a Certificate of Formation, which was filed with the Secretary of State of the State of Delaware on April 14, 2025.

NOW, THEREFORE, in order to carry out the intentions expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Managing Member hereby agrees as follows:

1.	Formation and Name.

The name of the Company is TCW Specialty Lending LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Managing Member in order to comply with local law.

2.	Business.

The business purpose of the Company shall be to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

3.	Registered Office; Registered Agent.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 1209 Orange Street, Wilmington, Delaware 19801.

4.	Principal Place of Business.

The principal office of the Company shall be located at c/o The TCW Group, Inc., 515 South Flower Street, Los Angeles, California 90071, or such other place as the Managing Member may designate from time to time.

5.	Duration.

The term of the Company began on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or as determined by the Managing Member in which case its existence will terminate upon the filing of a Certificate of Cancellation with the Secretary of State of the State of Delaware.

6.	Fiscal Year.

The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year; provided that the Company’s first fiscal year shall begin on the date of formation of the Company and the Company’s last fiscal year shall end on the date of termination of the Company.

7.	Members.

Unless other Members are admitted pursuant to the terms hereof, the Managing Member shall be the only member of the Company. The Managing Member hereby resolves to operate the Company in accordance with the terms of this Agreement, as may be amended from time to time. The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware, including to make, execute, sign and file a registration statement on Form 10 on behalf of the Company and incurring expenses in connection with the foregoing.

8.	Management.

(a)	Managing Member.

Except for decisions or actions requiring the unanimous approval of the Members as provided by non-waivable provisions of the Act or applicable law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member, and (ii) the Managing Member may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Members.

(b)	Delegation of Authority and Duties.

(i) The Managing Member may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, Managing Directors, a Chief Executive Officer, a President, Vice Presidents, a Treasurer or Chief Financial Officer, a Secretary of the Company and any other officer it deems necessary or appropriate for the Company (collectively, but excluding the Chief Executive Officer and the President, the “Officers”). The compensation, if any, of the Officers shall be determined by the Managing Member.

(ii) The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Managing Member.

(iii) Unless the Managing Member decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 8(b) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 8(b). Any number of titles may be held by the same person. Any delegation pursuant to this Section 8(b) may be revoked at any time by the Managing Member.

(iv) Unless authorized to do so by the Managing Member, no Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

9.	Capital Contributions.

Capital contributions shall be made in cash or in other assets as from time to time may be determined by the Managing Member.

10.	Limited Liability of Members.

No Member in its capacity as a Member shall be liable for any debts, obligations or liabilities of the Company. Neither the Managing Member nor any of the Officers (if any), nor any “authorized person” (within the meaning of the Act) of the Company shall have any liability for the debts, obligations or liabilities of the Company solely by reason of being a Managing Member, Officer or “authorized person”, as the case may be, except to the extent provided in the Act.

11.	Miscellaneous.

(a) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b) Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MANAGING MEMBER:

TCW Direct Lending VIII LLC

By:	/s/ Andrew Kim
Name: Andrew Kim
Title: Chief Financial Officer

[Signature Page to Limited Liability Company Agreement]